Exhibit 99.1

Agrify Acquires Lab Society

Lab Society is a Leader in Distillation and Solvent Separation

Solutions for the Cannabis Extraction Industry with $10 Million in Annual Revenue

Acquisition Further Solidifies Agrify as the Largest and Most Comprehensive Provider of High-Quality Extraction Solutions for the Cannabis and Hemp Industry Globally

BILLERICA, Mass., February 2, 2022 (GLOBE NEWSWIRE) — Agrify Corporation (Nasdaq:AGFY) (“Agrify” or the “Company”), the most innovative provider of premium cultivation and extraction solutions for the cannabis and hemp industry, today announced it has acquired Lab Society, a leader in distillation and solvent separation solutions for the cannabis extraction industry.

Cannabis represents a potential cornucopia of medicinal and pharmaceutical advancement. Cannabis produces over 550 different phytochemicals, over 120 of which are cannabinoids like THC and CBD. Other cannabinoids like Varins (CBGV, THCV, and CBDV) are less well known and potentially offer significant value. As we continue to learn more about the complex chemical composition of cannabis, the need for distillation solutions is clear. Distillation enables the identification, isolation, and separation of valuable cannabis metabolites. The ability to take cannabis compounds distilled into their pure forms, and then recombine them into specific, purposeful end-products could have significant potential for the pharmaceutical industry in the future.

“We are ecstatic to add Lab Society to our portfolio of high-quality extraction solutions,” said Raymond Chang, Chairman and CEO of Agrify. “As federal legalization edges closer to reality, we believe the United States government will likely increase its role in setting the quality, consistency, and safety standards for medical and recreational cannabis products.   By owning the top key solutions that produce the highest quality and the widest range of extracted cannabis products at scale, we expect it will provide Agrify with a significant competitive differentiation, enhanced customer value-add, superior industry leadership position and significant growth opportunities globally.”

Since September 2021, Agrify has been strategically focused on establishing the Company as the global leader in the cannabis extraction industry. Agrify became the global leader in extraction solutions by acquiring four of the top brand names in the industry:

Precision Extraction Solutions – Market leader in developing and producing high-quality hydrocarbon extraction solutions

Cascade Sciences – Market leader in developing and producing high-quality vacuum purge ovens and decarboxylation ovens

PurePressure – Market leader in developing and producing high-quality solventless extraction solutions

Lab Society – Market leader in developing and producing high-quality distillation and solvent separation extraction solutions

Combined, the four acquisitions listed above provide the most comprehensive extraction solutions from a single provider, with over 10,000 customers, including some of the best extraction labs in the industry. In 2022, Agrify anticipates its extraction division to produce approximately $65 million in annual revenue, and as the cannabis industry continues to experience rapid growth globally, Agrify expects the sales of its extraction solutions to follow a similar growth trajectory.

“We are excited to be a part of Agrify’s extraction division,” said Michael Maibach Jr., Founder and CEO of Lab Society. “With a much larger sales team and additional resources, we are excited to be in a position to drive rapid growth and future innovative product development.”

Agreement Details

Lab Society’s annual revenue for 2021 was approximately $10 million, and the acquisition is expected to be accretive in early 2022. The Company inherits Lab Society’s intellectual property, talent, and outstanding reputation for quality and reliability.

The purchase price for Lab Society was $8 million, consisting of $4 million in cash and $4 million in unregistered shares of Agrify common stock, subject to adjustments as set forth in the definitive agreement. There is also an additional earnout opportunity of up to $3.5 million if the revenue generated from Lab Society’s products reaches certain milestones in 2022 and 2023. The definitive agreement includes customary representations, warranties, and covenants regarding Lab Society and Agrify.

About Agrify (Nasdaq:AGFY)

Agrify is the most innovative provider of premium cultivation and extraction solutions for the cannabis and hemp industry. Our proprietary micro-environment-controlled Vertical Farming Units (VFUs) enable our customers to produce the highest quality products with unmatched consistency, yield, and ROI at scale. Agrify brings data, science, and technology to its customers for unparalleled control over cultivation and extraction. For more information, please visit Agrify at http://www.agrify.com.

About Lab Society

Founded in 2015, Lab Society is headquartered in Boulder, Colorado and is a leader in developing state-of-the-art distillation and solvent separation extraction solutions for the cannabis and hemp industry. Our proprietary software, EliteLab provides the comprehensive ability to maximize hardware utilization featuring control of temperature control units (TCUs), pressure controllers and gauges, balances and scales, and agitation stir controllers. For more information, please visit Lab Society at https://labsociety.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Agrify, Lab Society, and other matters. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the expected results of the combination of Agrify and Lab Society; future prospects; trends in the cannabis industry, including the possibility of federal legalization and oversight; and financial performance. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this press release are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. You should carefully consider the risks and uncertainties that affect our business, including those described in our filings with the Securities and Exchange Commission (“SEC”), including under the caption “Risk Factors” in our Annual Report on Form 10-K filed for the year ended December 31, 2020 with the SEC, which can be obtained on the SEC website at www.sec.gov. These forward-looking statements speak only as of the date of this communication. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements, whether as a result of any new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our public announcements and filings with the SEC.

Company Contacts

Agrify

Timothy Oakes

Chief Financial Officer

tim.oakes@agrify.com

(351) 777-6585

Investor Relations

Anna Kate Heller

ICR

agrify@icrinc.com

Media

Ellen Mellody

MATTIO Communications

ellen@mattio.com

3